Exhibit 5.01


                         Davis Polk & Wardwell Opinion



                                                         May 19, 1997


Murphy Oil Corporation
200 Peach Street
P.O. Box 7000
El Dorado, AR 71731-7000

Dear Sirs:

      We are acting as counsel for Murphy Oil Corporation (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 50,000 shares (the "Shares") of Common Stock ($1.00 par value) of the Registrant issuable pursuant to the Employee Stock Purchase Plan (the "Plan") of the Registrant. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

      Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Registrant of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                        Very truly yours,



                                        Davis Polk & Wardwell